Exhibit 10.7
AMENDMENT I TO THIRD AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE
PURCHASE AGREEMENT
Alseres Pharmaceuticals, Inc. and the Purchasers listed below agree to the following amendment to the Third Amended and Restated Convertible Promissory Note Purchase Agreement:
Section 8.1 is replaced in it is entirety as follows:
8.1 Create, incur, assume, guaranty, become liable with respect to (contingently or otherwise), or permit to be outstanding any indebtedness for money borrowed (including, without limitation, any indebtedness evidenced by any notes, instruments or agreements or in connection with any capitalized lease), except for (i) obligations under this Agreement and the Convertible Notes totaling Thirty Five million dollars ($35,000,000.00) plus interest and (ii) additional borrowings of up to Five million dollars ($5,000,000.00) on terms acceptable to the Board of Directors of the Company (the “New Debt”). It is further understood and agreed that, in the event that the Company receives payments related to its assets, whether arising from a licensing, development or other agreement or sale or transfer of such assets (“Asset Payments”) which transaction will be deemed not to violate this Agreement , such funds will be dispersed by the Company as follows: (1) first to satisfy any and all fees and expenses of investment bankers or business development advisors retained by the Company to assist in securing the transaction or transactions that resulted in the Asset Payments, (2) second to repay outstanding New Debt and (3) third to purchase at face value plus accrued and unpaid interest the Convertible Notes from any Lender electing to tender such Convertible Notes to the Company for purchase after receipt of appropriate notice from the Company of the availability of funds and an offer to purchase tendered Convertible Notes. Except as set forth in the preceding sentence regarding the repayment priority of the New Debt with funds received as a result of the Asset Payments, the New Debt and the obligations under this Agreement and the Convertible Notes shall be pari passu in all respects. If the amounts due under the tendered Convertible Notes exceed the available funds, then the available funds will be used to purchase a portion of the tendered Convertible Notes on a pro-rata basis.

Purchasers:	Alseres Pharmaceuticals, Inc.

By

Highbridge International LLC	Date

Robert Gipson

Thomas Gipson

Arthur Koenig

Ingalls & Snyder Value Partners, LP